EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FIRST QUARTER 2011 RESULTS

First quarter 2011 net income and operating income of $0.12 per diluted share

Non-covered, non-performing assets at 1.53% of total assets

Non-covered provision for loan and lease losses of $15.0 million, the lowest quarterly level since 2007

Non-interest bearing demand deposits increased 3% on a sequential quarter basis

Non-covered commercial & industrial loans increased $14 million, or 1%, over prior quarter

PORTLAND, Ore. – Apr. 21, 2011 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc. today announced first quarter 2011 net earnings available to common shareholders of $13.4 million, or $0.12 per diluted common share, compared to a net loss available to common shareholders of $3.7 million, or $0.04 per diluted common share, for the same period in the prior year.

Operating income, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, was $13.8 million, or $0.12 per diluted common share for the first quarter of 2011, compared to an operating loss of $10.1 million, or $0.11 per diluted common share, for the same period in the prior year.  Operating income or loss is considered a “non-GAAP” financial measure.  More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Significant financial statement items for the first quarter of 2011 include:

•         Net interest margin increases to 4.23% due to larger investment portfolio balances, increased yields on the covered loan portfolio, and decreased cost of interest bearing liabilities;

•         Non-covered, non-performing assets remained stable at 1.53% of total assets;

•         Provision for non-covered loan losses of $15.0 million, a 14% decrease, and total net charge-offs of $19.1 million, a 19% decrease, on a sequential quarter basis.  Net charge-offs exceeded the provision for non-covered loan losses during the quarter due to improving credit quality of the loan portfolio and specific reserves from the previous quarter which were charged off in the first quarter;

•         The allowance for credit losses ended the quarter at 1.75% of non-covered total loans and leases;

•         Provision for covered loan losses of $7.3 million, mostly offset by a corresponding gain in the FDIC indemnification asset;

•         Loss on other real estate owned of $3.8 million, compared to a loss of $4.9 million for the fourth quarter of 2010;

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

•         Non-covered loans ended the quarter at $5.63 billion, a decline of $26.6 million, or 0.5%, on a sequential quarter basis;

•         The cost of interest bearing deposits for the first quarter of 2011 was 0.83%, a decrease of 14 basis points on a sequential quarter basis;

•         Opened Debt Capital Markets Group to enhance available credit product offerings to commercial clientele, including interest rate swap products and loan syndications;

•         Tangible common equity ratio of 8.93%; and

•         Total risk-based capital of 17.53%, and tier 1 common to risk weighted asset ratio of 13.17%.

“This quarter’s results demonstrate the Company’s strong position as loan production and earnings momentum are building, as a result of management’s success positioning the Bank for continued growth,” said Ray Davis, CEO of Umpqua Holdings Corporation.  “Umpqua has emerged from this difficult economic period and challenging credit cycle with a stronger balance sheet. This financial strength provides us the flexibility to continue pursuing strategic growth opportunities that will build shareholder value over time.”

Asset quality – Non-covered loan portfolio

Non-performing assets were $177.0 million, or 1.53% of total assets, as of March 31, 2011, compared to $178.0 million, or 1.53% of total assets as of December 31, 2010, and $209.6 million, or 1.99% of total assets as of March 31, 2010.  Of this amount, as of March 31, 2011, $136.1 million represented non-accrual loans, $6.3 million represented loans past due greater than 90 days and still accruing interest, and $34.5 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices.  As of March 31, 2011, the non-performing assets of $177.0 million have been written down by 41%, or $121.1 million, from their current par balance of $298.1 million.

The provision for loan losses for the first quarter of 2011 was $15.0 million, the lowest level of provision since the second quarter of 2007, due to improving credit quality of the loan portfolio and stabilization of non-performing loans.  Total net charge-offs for the first quarter of 2011 were $19.1 million, reducing the allowance for credit losses to 1.75% of non-covered loans and leases at March 31, 2011, as compared to 1.82% of total non-covered loans as of December 31, 2010 and 1.91% of total non-covered loans as of March 31, 2010.  The annualized net charge-off rate for the first quarter of 2011 was 1.38%.

Non-covered loans past due 30 to 89 days were $70.7 million, or 1.25% of non-covered loans and leases as of March 31, 2011, as compared to $48.2 million, or 0.85% as of December 31, 2010, and $53.9 million, or 0.93% as of March 31, 2010.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn.  The following table recaps the Company’s credit quality trends since the second quarter of 2007 as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision		for credit losses		non-performing
	for	Net	to non-covered	30-89 days	assets to
	loan loss	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Total	$487,147	$454,655

Non-covered construction loan portfolio

Total non-covered construction loans continued to decline in the quarter to $367 million as of March 31, 2011, representing a decrease of 11% since December 31, 2010, and a decrease of 34% from March 31, 2010.  Within this portfolio, the residential development loan segment was $132 million, or 2% of the total non-covered loan portfolio.  Of this amount, $34 million represented non-performing loans, and $98 million represented performing loans.  The residential development loan segment has decreased $70 million, or 35%, since March 31, 2010.

The remaining $235 million in non-covered construction loans as of March 31, 2011 primarily represents commercial construction projects.  Total non-covered, non-performing commercial construction loans were $19.7 million at March 31, 2011, and $5.5 million were past due 30 to 89 days as of March 31, 2011.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of March 31, 2011.  Of this total, $2.24 billion are non-owner occupied and $1.25 billion are owner occupied.  Of the total term commercial real estate portfolio, $55.1 million were on non-accrual status, and $32.8 million, or 0.94%, are past due 30-89 days as of March 31, 2011.  Of the total non-covered commercial real estate portfolio, 8% matures in 2011-2012, 17% in years 2013-2014, and 24% in years 2015-2016.  The remaining 51% of the portfolio matures in or after the year 2017.

The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result, in many cases, the loan-to-value was substantially less than our in-house maximum of 75%.  This underwriting serves to protect against the low capitalization rate environment of the past several years.

During the past two years, the Company has completed several rounds of stress testing on the commercial real estate portfolio, focusing on items such as capitalization rates, interest rates and vacancy factors.  The results of the stress testing showed no significant unidentified risks, unlike our experience in the residential development construction portfolio.  As we remain in a difficult economic environment, we anticipate that some borrowers will struggle, but that potential issues within the commercial real estate portfolio will result from individual loans within distinct geographic areas and not represent a systemic weakness in the portfolio.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

We believe we are well positioned to manage the exposure and work with our customers until the economic climate improves.

Non-covered restructured loans

Restructured loans on accrual status were $67.5 million as of March 31, 2011, down 20% from $84.4 million as of December 31, 2010, and down 31% from $98.0 million as of March 31, 2010.  The decrease during the first quarter primarily resulted from the reclassification of certain commercial real estate relationships previously restructured to non-accrual status.  The Company does not enter into restructurings on loans in non-performing status, and generally requires the customer to pledge additional collateral, maintain a minimum debt service coverage ratio of 1.0, and show substantial external sources of repayment prior to the Company agreeing to restructure.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: residential development loan trends by region, residential development loan stratification by size and by region, non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $29.5 million, or 0.26% of total assets, as of March 31, 2011, as compared to $29.9 million, or 0.26% of total assets, as of December 31, 2010. The amount at March 31, 2011 represents OREO.  In conjunction with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans.  As a result, individual loans underlying the loan pools are not reported as non-performing.  Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool.  To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of loan pool continues to accrete income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits.  The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income.  To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.23% for the first quarter of 2011, as compared to 4.14% for the fourth quarter of 2010, and 4.04% for the first quarter of 2010.  The increase in net interest margin in the current quarter over the prior quarter resulted primarily from investing excess interest bearing cash into the investment portfolio and declining costs of interest bearing deposits, partially offset by an increase in interest and fee reversals on non-accrual loans and a decline in loans outstanding.  The increase in net interest margin in the current quarter over the same quarter  of the prior year resulted from investing excess interest bearing cash into the investment portfolio, an increase in covered loans outstanding, increased yield on the covered loan portfolio as a result of payoffs ahead of

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

expectations  and declining costs of interest bearing deposits, partially offset by an increase in interest and fee reversals on non-accrual loans, a decline in loans outstanding and an increase in interest bearing liabilities.

Loan disposal related activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceeds the allocated carrying value of the loan disposed of from the pool.  Loan disposal activities contributed $7.6 million of interest income in the first quarter of 2011, as compared to $13.3 million in the fourth quarter of 2010 and none in the first quarter of 2010.  While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income.  Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 3.93% for the current quarter, 3.64% for the prior quarter, and 4.04% in the same quarter of the prior year.

Interest and fee reversals on non-accrual loans during the first quarter of 2011 were $1.3 million, negatively impacting the net interest margin by 5 basis points, as compared to $0.9 million for the fourth quarter of 2010 and $1.1 million in the first quarter of 2010.  Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, net interest margin would have been 3.98% for the first quarter of 2011, 3.67% for the fourth quarter of 2010 and 4.09% for  the first quarter of 2010.

For the fourteenth consecutive quarter, the Company has continued to reduce the cost of interest bearing deposits.  As a result of these efforts, the cost of interest bearing deposits was 0.83%, 14 basis points lower than the fourth quarter of 2010 and 36 basis points lower than the first quarter of 2010.

Mortgage banking revenue

The Company recorded $5.3 million in total mortgage banking revenue during the first quarter of 2011, on closed loan volume of $167 million.  In the first quarter of 2011, the Company recognized a decrease in the fair value of the mortgage servicing right assets of $0.2 million.  The decline primarily related to the passage of time as the market for mortgage interest rates has remained stable throughout the quarter.  Income from the origination and sale of mortgage loans was $4.3 million in the first quarter, representing a 60% increase over the same quarter of the prior year.  As of March 31, 2011, the Company serviced $1.7 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $15.6 million, or 0.92% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the first quarter of 2011.  The Company utilizes internal models to determine the valuation of this liability.  The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR.  As of March 31, 2011, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread.  The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.  Because these instruments are no longer being originated in the market, the quarterly fair value adjustments are difficult to estimate, but are not likely to be volatile in the future, and the cumulative fair value adjustment will continue to reverse over time and be recognized as a reduction in non-interest income over the remaining period to maturity of each related instrument.  As of March 31, 2011, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $81.2 million.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Non-interest expense

Total non-interest expense for the first quarter of 2011 was $84.2 million, compared to $87.9 million for the fourth quarter of 2010 and $69.9 million for the first quarter of 2010.  Included in non-interest expense are several categories which are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as infrequently occurring expenses such as merger related costs.  Excluding these non-controllable or infrequently occurring items, the remaining non-interest expense items totaled $76.4 million for the first quarter of 2011, compared to $77.8 million for the fourth quarter of 2010 and $62.2 million for the first quarter of 2010.  The decline in non-interest expense from the prior quarter results from cost control measures related to compensation and other expenses.  The increase over the same period prior year relates to the assumption of Evergreen’s, Rainier’s and Nevada Security’s banking operations, increases in variable expenses related to the mortgage banking division’s production, higher loan collection and OREO management expenses, and investment in various infrastructure and growth initiatives.

During the first quarter of 2011, the Company incurred loan collection and OREO management expense of $4.8 million, compared to $5.0 million for the fourth quarter of 2010, and $1.7 million for the first quarter of 2010.  Mortgage production related expense was $4.3 million in the first quarter of 2011, compared to $4.9 million in the fourth quarter of 2010, and $3.1 million for the first quarter of 2010. Total FDIC deposit insurance assessments during the first quarter of 2011 were $3.9 million. The decrease as compared to the prior quarter’s assessment of $4.2 million is a result of the seasonal decline in average deposit balances that typically occurs in the first quarter of the year and termination of the special assessment for the Bank’s participations in the Transaction Account Guarantee Program of the FDIC.

Income taxes

The Company recorded a provision for income taxes of $6.5 million in the first quarter of 2011, representing an effective tax rate of 32.6%.  The change in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of March 31, 2011 were $11.6 billion, compared to $11.7 billion on December 31, 2010 and $10.5 billion a year ago.  Total gross loans and leases (covered and non-covered), and deposits, were $6.4 billion and $9.3 billion, respectively, as of March 31, 2011, as compared to $6.4 billion and $9.4 billion, respectively, as of December 31, 2010, and $6.5 billion and $8.2 billion, respectively, as of March 31, 2010.

Total loans held for investment (including covered and non-covered) decreased $70.9 million during the first quarter of 2011. This decrease is principally attributable to non-covered charge-offs, paydowns on the covered loans, and transfers to other real estate owned. Excluding non-covered charge-offs of $20.9 million, the non-covered loan portfolio decreased only $5.7 million in the current quarter.

Total deposits decreased $141 million, or 1%, during the first quarter of 2011, which is consistent with the seasonal drop in deposits that typically occurs in the first quarter of any given year.  Of this amount, $164 million of the decrease relates to the run-off of higher cost time deposits.  Despite the decline in total deposits in the quarter, non-interest bearing deposits increased $55 million, or 3%, and low cost savings accounts increased $21 million, or 6%, on a sequential quarter basis. Total deposits have increased $1.1 billion, or 13%, since March 31, 2010.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market.  At March 31, 2011, the Company had $515 million of interest bearing cash earning 0.25%, the target Federal Funds Rate.  This on balance sheet liquidity has declined since the prior year as investment security yields in the current

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

market have improved over the prior year. Beginning in the third quarter of 2010 we began purchasing short duration government-sponsored investment securities to match and offset the interest expense associated with the growth in deposits. The Company’s available for sale investment portfolio was $3.3 billion as of March 31, 2011, representing an 84% increase over the prior year. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and/or to fund future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.9 billion as of March 31, 2011, representing 43% of total assets and 52% of total deposits.

Capital

As of March 31, 2011, total shareholders’ equity was $1.65 billion, comprised entirely of common equity.  Book value per common share was $14.41, tangible book value per common share was $8.47 and the ratio of tangible common equity to tangible assets was 8.93% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below).

The Company’s estimated total risk-based capital ratio as of March 31, 2011 is 17.53%.  This represents a slight decrease from December 31, 2010, as a result of the increased investment portfolio during the quarter.  Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%.  The Company’s estimated Tier 1 common to risk weighted assets ratio is 13.17% as of March 31, 2011.  These capital ratios as of March 31, 2011 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance.  Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.  Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings (loss) as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

The following table provides the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP), and earnings (loss) per diluted common share (GAAP) to operating earnings (loss) per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Net earnings (loss) available to common shareholders	$13,405	$8,140	$(3,693)	65%	(463)%
Adjustments:
Net loss (gain) on junior subordinated debentures carried at fair value, net of tax (1)	325	332	(3,653)	(2)%	(109)%
Bargain purchase gain on acquisition, net of tax	--	--	(3,862)	nm	(100)%
Merger related expenses, net of tax (1)	109	574	1,144	(81)%	(90)%
Operating earnings (loss)	$13,839	$9,046	$(10,064)	53%	(238)%

Earnings (loss) per diluted share:
Earnings (loss) available to common shareholders	$0.12	$0.07	$(0.04)	71%	(400)%
Operating earnings (loss)	$0.12	$0.08	$(0.11)	50%	(209)%

(1) Income tax effect of pro forma operating earnings adjustments at 40%.

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle.  Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, preferred stock dividends, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs.  For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (loss) (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Operating earnings (loss)	$13,839	$9,046	$(10,064)	53%	(238)%
Adjustments:
Provision for non-covered loan and lease losses	15,030	17,567	42,106	(14)%	(64)%
Provision for covered loan and lease losses	7,268	4,484	--	62%	nm
Non-covered net loss on other real estate owned	2,833	4,555	2,311	(38)%	23%
Covered net loss on other real estate owned	951	328	--	190%	nm
Non-covered loan & OREO workout cost	2,488	3,242	1,638	(23)%	52%
Covered loan & OREO workout cost	2,354	1,749	92	35%	nm%
Covered losses impact on FDIC indemnification asset	(8,458)	(4,849)	(87)	74%	nm%
Operating provision for (benefit from) income taxes	6,810	4,807	(7,640)	42%	(189)%
Dividends and undistributed earnings allocated to participating securities	62	18	15	244%	313%
Preferred stock dividends	--	--	12,192	100%	(100)%
Pre-tax, pre-credit cost operating income	$43,177	$40,948	$40,563	5%	6%

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs).  In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010

Total shareholders' equity	$1,651,427	$1,642,574	$1,645,647
Subtract:
Preferred stock	--	--	198,289
Goodwill and other intangible assets, net	680,922	681,969	680,482
Tangible common shareholders' equity	$970,505	$960,605	$766,876

Total assets	$11,550,728	$11,668,710	$10,509,804
Subtract:
Goodwill and other intangible assets, net	680,922	681,969	680,482
Tangible assets	$10,869,806	$10,986,741	$9,829,322

Common shares outstanding at period end	114,642,471	114,536,814	95,527,427

Tangible common equity ratio	8.93%	8.74%	7.80%
Tangible book value per common share	$8.47	$8.39	$8.03

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 184 locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank’s Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 21, 2011, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the company will discuss first quarter results and provide an update on recent activities.  There will be a question-and-answer session following the presentation.  Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m.  The conference ID is “55946376.”   A re-broadcast will be available approximately two hours after the conference call by dialing 800-642-1687 or by visiting www.umpquaholdingscorp.com.  Information to be discussed in the teleconference will be available on the company’s website in the morning prior to the call.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about improved loan production, earnings momentum, the prospects for strategic growth that will build shareholder value, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, our expectation that any weakness in our CRE portfolio will arise from local market weakness and not a systemic weakness, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position, relative to historical levels.   Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our stock trades at historically low earnings multiples, our inability to effectively manage problem credits, unanticipated further declines in real estate values, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change
Interest income
Loans and leases	$101,588	$109,532	$90,708	(7)%	12%
Interest and dividends on investments:
Taxable	22,043	18,323	16,075	20%	37%
Exempt from federal income tax	2,165	2,184	2,187	(1)%	(1)%
Dividends	3	5	--	(40)%	100%
Temporary investments & interest bearing cash	401	633	399	(37)%	1%
Total interest income	126,200	130,677	109,369	(3)%	15%
Interest expense
Deposits	15,666	19,076	18,789	(18)%	(17)%
Repurchase agreements and
fed funds purchased	122	135	123	(10)%	(1)%
Junior subordinated debentures	1,913	1,954	1,885	(2)%	1%
Term debt	2,289	2,397	1,520	(5)%	51%
Total interest expense	19,990	23,562	22,317	(15)%	(10)%
Net interest income	106,210	107,115	87,052	(1)%	22%
Provision for non-covered loan and lease losses	15,030	17,567	42,106	(14)%	(64)%
Provision for covered loan and lease losses	7,268	4,484	--	62%	nm
Non-interest income
Service charges	7,821	8,168	8,365	(4)%	(7)%
Brokerage fees	3,377	3,274	2,639	3%	28%
Mortgage banking revenue, net	5,275	7,389	3,478	(29)%	52%
Net loss on investment securities	(25)	(87)	(288)	(71)%	(91)%
(Loss) gain on junior subordinated debentures
carried at fair value	(542)	(554)	6,088	(2)%	(109)%
Bargain purchase gain on acquisitions	--	--	6,437	nm	(100)%
Change in FDIC indemnification asset	1,597	(5,370)	610	(130)%	162%
Other income	2,774	2,341	2,718	18%	2%
Total non-interest income	20,277	15,161	30,047	34%	(33)%
Non-interest expense
Salaries and benefits	44,610	44,067	36,240	1%	23%
Occupancy and equipment	12,517	12,344	10,676	1%	17%
Intangible amortization	1,251	1,357	1,308	(8)%	(4)%
FDIC assessments	3,873	4,186	3,444	(7)%	12%
Net loss on other real estate owned	3,784	4,883	2,311	(23)%	64%
Merger related expenses	181	957	1,906	(81)%	(91)%
Other	17,985	20,070	13,986	(10)%	29%
Total non-interest expense	84,201	87,864	69,871	(4)%	21%
Income before provision for (benefit from) income taxes	19,988	12,361	5,122	62%	290%
Provision for (benefit from) income taxes	6,521	4,203	(3,392)	55%	(292)%
Net income	13,467	8,158	8,514	65%	58%
Dividends and undistributed earnings
allocated to participating securities	62	18	15	244%	313%
Preferred stock dividend	--	--	12,192	nm	(100)%
Net earnings (loss) available to common shareholders	$13,405	$8,140	$(3,693)	65%	(463)%

Weighted average shares outstanding	114,575,556	114,533,505	92,176,174	0%	24%
Weighted average diluted shares outstanding	114,746,218	114,773,205	92,176,174	0%	24%
Earnings (loss) per common share – basic	$0.12	$0.07	$(0.04)	71%	(400)%
Earnings (loss) per common share – diluted	$0.12	$0.07	$(0.04)	71%	(400)%
nm = not meaningful

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation

Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change
Assets:
Cash and due from banks, non-interest bearing	$123,975	$111,946	$125,908	11%	(2)%
Cash and due from banks, interest bearing	515,429	891,634	895,905	(42)%	(42)%
Temporary investments	559	545	600	3%	(7)%
Investment securities:
Trading	2,572	3,024	2,047	(15)%	26%
Available for sale	3,285,219	2,919,180	1,782,744	13%	84%
Held to maturity	4,634	4,762	6,062	(3)%	(24)%
Loans held for sale	52,655	75,626	34,068	(30)%	55%
Non-covered loans and leases	5,632,363	5,658,987	5,831,858	0%	(3)%
Less: Allowance for loan and lease losses	(97,833)	(101,921)	(110,784)	(4)%	(12)%
Loans and leases, net	5,534,530	5,557,066	5,721,074	0%	(3)%
Covered loans and leases, net	741,630	785,898	691,618	(6)%	7%
Restricted equity securities	34,295	34,475	31,996	(1)%	7%
Premises and equipment, net	139,539	136,599	101,686	2%	37%
Mortgage servicing rights, at fair value	15,605	14,454	13,628	8%	15%
Goodwill and other intangibles, net	680,922	681,969	680,482	0%	0%
Non-covered other real estate owned	34,512	32,791	18,872	5%	83%
Covered other real estate owned	29,531	29,863	8,995	(1)%	228%
FDIC indemnification asset	131,505	146,413	141,955	(10)%	(7)%
Other assets	223,616	242,465	252,164	(8)%	(11)%
Total assets	$11,550,728	$11,668,710	$10,509,804	(1)%	10%

Liabilities:
Deposits	$9,292,672	$9,433,805	$8,207,235	(1)%	13%
Securities sold under agreements to repurchase	93,425	73,759	42,043	27%	122%
Term debt	257,240	262,760	363,828	(2)%	(29)%
Junior subordinated debentures, at fair value	81,220	80,688	79,563	1%	2%
Junior subordinated debentures, at amortized cost	102,785	102,866	103,108	0%	0%
Other liabilities	71,959	72,258	68,380	0%	5%
Total liabilities	9,899,301	10,026,136	8,864,157	(1)%	12%

Shareholders' equity:
Preferred stock	--	--	198,289	100%	(100)%
Common stock	1,541,539	1,540,928	1,339,627	0%	15%
Retained earnings	84,405	76,701	74,133	10%	14%
Accumulated other comprehensive income	25,483	24,945	33,598	2%	(24)%
Total shareholders' equity	1,651,427	1,642,574	1,645,647	1%	0%
Total liabilities and shareholders' equity	$11,550,728	$11,668,710	$10,509,804	(1)%	10%

Common shares outstanding at period end	114,642,471	114,536,814	95,527,427	0%	20%
Book value per common share	$14.41	$14.34	$15.15	0%	(5)%
Tangible book value per common share	$8.47	$8.39	$8.03	1%	5%
Tangible equity - common	$970,505	$960,605	$766,876	1%	27%
Tangible common equity to tangible assets	8.93%	8.74%	7.80%
nm = not meaningful

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2011		Dec 31, 2010		Mar 31, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,239,817	40%	$2,251,996	40%	$2,354,746	40%	(1)%	(5)%
Owner occupied	1,248,263	22%	1,231,479	22%	1,165,219	20%	1%	7%
Residential real estate	485,917	9%	484,185	9%	451,628	8%	0%	8%
Construction	366,738	7%	412,892	7%	554,688	10%	(11)%	(34)%
Total real estate	4,340,735	77%	4,380,552	77%	4,526,281	78%	(1)%	(4)%
Commercial	1,238,541	22%	1,224,416	22%	1,252,418	21%	1%	(1)%
Leases	31,855	1%	31,008	1%	32,740	1%	3%	(3)%
Installment and other	32,516	1%	34,041	1%	31,451	1%	(4)%	3%
Deferred loan fees, net	(11,284)	0%	(11,030)	0%	(11,032)	0%	2%	2%
Total	$5,632,363	100%	$5,658,987	100%	$5,831,858	100%	0%	(3)%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio
(Unaudited)
(Dollars in thousands)	Mar 31, 2011		Dec 31, 2010		Mar 31, 2010		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate	$544,575	73%	$573,264	73%	$464,221	67%	(5)%	17%
Residential real estate	76,205	10%	75,605	10%	118,033	17%	1%	(35)%
Construction	39,930	5%	42,213	5%	51,251	7%	(5)%	(22)%
Total real estate	660,710	89%	691,082	88%	633,505	92%	(4)%	4%
Commercial	71,019	10%	83,722	11%	43,854	6%	(15)%	62%
Installment and other	9,901	1%	11,094	1%	14,316	2%	(11)%	(31)%
Total	$741,630	100%	$785,898	100%	$691,618	100%	(6)%	7%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2011		Dec 31, 2010		Mar 31, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,671,797	18%	$1,616,687	17%	$1,472,408	18%	3%	14%
Demand, interest bearing	4,341,994	47%	4,394,773	47%	3,690,025	45%	(1)%	18%
Savings	370,294	4%	349,695	4%	342,883	4%	6%	8%
Time	2,908,588	31%	3,072,650	33%	2,701,919	33%	(5)%	8%
Total	$9,292,673	100%	$9,433,805	100%	$8,207,235	100%	(1)%	13%

Total core deposits-ending (1)	$7,227,087	78%	$7,242,749	77%	$6,405,118	78%	0%	13%

Number of open accounts:
Demand, non-interest bearing	185,929		182,741		177,152		2%	5%
Demand, interest bearing	77,664		78,165		70,082		(1)%	11%
Savings	86,933		86,773		95,367		0%	(9)%
Time	40,155		41,832		40,269		(4)%	0%
Total	390,681		389,511		382,870		0%	2%

Average balance per account:
Demand, non-interest bearing	$9.0		$8.8		$8.3
Demand, interest bearing	55.9		56.2		52.7
Savings	4.3		4.0		3.6
Time	72.4		73.5		67.1
Total	23.8		24.2		21.4
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$136,125	$138,177	$183,510	(1)%	(26)%
Non-covered loans past due 90+ days & accruing	6,327	7,071	7,200	(11)%	(12)%
Total non-performing loans	142,452	145,248	190,710	(2)%	(25)%
Non-covered other real estate owned	34,512	32,791	18,872	5%	83%
Total	$176,964	$178,039	$209,582	(1)%	(16)%

Performing restructured loans	$67,499	$84,442	$97,971	(20)%	(31)%

Past due 30-89 days	$70,665	$48,217	$53,947	(47)%	31%
Past due 30-89 days to total loans and leases	1.25%	0.85%	0.93%

Non-covered, non-performing loans to
non-covered loans and leases	2.53%	2.57%	3.27%
Non-covered, non-performing assets to total assets	1.53%	1.53%	1.99%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$37,031	nm	(100)%
Total non-performing loans	--	--	37,031	nm	(100)%
Covered other real estate owned	29,531	29,863	8,995	(1)%	228%
Total	$29,531	$29,863	$46,026	(1)%	(36)%

Covered non-performing loans to
covered loans and leases	--%	--%	5.35%
Covered non-performing assets to total assets	0.26%	0.26%	0.44%

Total non-performing assets:
Loans on non-accrual status	$136,125	$138,177	$220,541	(1)%	(38)%
Loans past due 90+ days & accruing	6,327	7,071	7,200	(11)%	(12)%
Total non-performing loans	142,452	145,248	227,741	(2)%	(37)%
Other real estate owned	64,043	62,654	27,867	2%	130%
Total	$206,495	$207,902	$255,608	(1)%	(19)%

Non-performing loans to loans and leases	2.23%	2.25%	3.49%
Non-performing assets to total assets	1.79%	1.78%	2.43%

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Allowance for non-covered credit losses:

Balance beginning of period	$101,921	$108,098	$107,657
Provision for non-covered loan and lease losses	15,030	17,567	42,106	(14)%	(64)%

Charge-offs	(20,875)	(25,770)	(39,759)	(19)%	(47)%
Recoveries	1,757	2,026	780	(13)%	125%
Net charge-offs	(19,118)	(23,744)	(38,979)	(19)%	(51)%

Total allowance for non-covered loan and lease losses	97,833	101,921	110,784	(4)%	(12)%

Reserve for unfunded commitments	911	818	765
Total allowance for non-covered credit losses	$98,744	$102,739	$111,549	(4)%	(11)%

Net charge-offs to average non-covered
loans and leases (annualized)	1.38%	1.66%	2.66%
Recoveries to gross charge-offs	8.42%	7.86%	1.96%
Allowance for credit losses to non-covered
loans and leases	1.75%	1.82%	1.91%

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.63%	5.73%	5.75%	(0.10)	(0.12)
Yield on covered loans and leases	12.07%	12.86%	6.98%	(0.79)	5.09
Yield on taxable investments	2.97%	2.87%	3.99%	0.10	(1.02)
Yield on tax-exempt investments (1)	5.90%	5.74%	5.84%	0.16	0.06
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.24%	0.00	0.01
Total yield on earning assets (1)	5.02%	5.05%	5.07%	(0.03)	(0.05)

Cost of interest bearing deposits	0.83%	0.97%	1.19%	(0.14)	(0.36)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.59%	0.79%	1.02%	(0.20)	(0.43)
Cost of term debt	3.56%	3.57%	3.41%	(0.01)	0.15
Cost of junior subordinated debentures	4.23%	4.24%	4.05%	(0.01)	0.18
Total cost of interest bearing liabilities	0.99%	1.12%	1.33%	(0.13)	(0.34)

Net interest spread (1)	4.03%	3.93%	3.74%	0.10	0.29
Net interest margin – Consolidated (1)	4.23%	4.14%	4.04%	0.09	0.19

Net interest margin – Bank (1)	4.30%	4.21%	4.12%	0.09	0.18

As reported (GAAP):
Return on average assets	0.47%	0.28%	(0.15%)	0.19	0.62
Return on average tangible assets	0.50%	0.29%	(0.16%)	0.21	0.66
Return on average common equity	3.30%	1.95%	(1.05%)	1.35	4.35
Return on average tangible common equity	5.62%	3.30%	(1.94%)	2.32	7.56
Efficiency ratio – Consolidated	66.01%	71.24%	59.14%	(5.23)	6.87
Efficiency ratio – Bank	63.47%	68.90%	59.60%	(5.43)	3.87

Operating basis (non-GAAP): (2)
Return on average assets	0.48%	0.31%	-0.41%	0.17	0.89
Return on average tangible assets	0.52%	0.33%	-0.44%	0.19	0.96
Return on average common equity	3.40%	2.16%	-2.86%	1.24	6.26
Return on average tangible common equity	5.80%	3.67%	-5.28%	2.13	11.08
Efficiency ratio – Consolidated	65.59%	70.15%	64.35%	(4.56)	1.24
Efficiency ratio – Bank	63.33%	68.12%	61.44%	(4.79)	1.89

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Temporary investments & interest bearing cash	$652,844	$1,007,345	$678,930	(35)%	(4)%
Investment securities, taxable	2,964,410	2,550,856	1,610,407	16%	84%
Investment securities, tax-exempt	219,523	226,371	221,405	(3)%	(1)%
Loans held for sale	47,646	68,982	24,141	(31)%	97%
Non-covered loans and leases	5,623,811	5,691,794	5,934,805	(1)%	(5)%
Covered loans and leases	767,911	809,984	363,315	(5)%	111%
Total earning assets	10,276,145	10,355,333	8,833,003	(1)%	16%
Goodwill & other intangible assets, net	681,494	681,966	653,778	0%	4%
Total assets	11,572,751	11,695,980	9,977,400	(1)%	16%

Non-interest bearing demand deposits	1,644,452	1,624,285	1,448,668	1%	14%
Interest bearing deposits	7,683,403	7,826,703	6,389,093	(2)%	20%
Total deposits	9,327,855	9,450,988	7,837,761	(1)%	19%
Interest bearing liabilities	8,211,760	8,343,628	6,807,376	(2)%	21%

Shareholders’ equity - common	1,649,674	1,659,151	1,426,935	(1)%	16%
Tangible common equity (1)	968,180	977,185	773,157	(1)%	25%

(1) Average tangible common equity is a non-GAAP financial measure.  Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,691,112	$1,603,414	$1,345,550	5%	26%
MSR Asset, at fair value	15,605	14,454	$13,628	8%	15%

MSR as % of serviced portfolio	0.92%	0.90%	1.01%

Mortgage Banking Revenue:
Origination and sale	$4,336	$7,395	$2,704	(41)%	60%
Servicing	1,121	1,016	903	10%	24%
Change in fair value of MSR asset	(182)	(1,022)	(129)	(82)%	41%
Total	$5,275	$7,389	$3,478	(29)%	52%

Closed loan volume	$166,737	$281,086	$127,314	(41)%	31%

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered residential development loan trends by region

•         Table 2 – Non-covered residential development loan stratification by size and by region

•         Table 3 – Non-covered, non-performing asset detail by type and by region

•         Table 4 – Non-covered loans past due 30-89 days by type and by region

•         Table 5 – Non-covered loans past due 30-89 days trends

•         Table 6 – Non-covered restructured loans on accrual status by type and by region

The following is a geographic distribution of the non-covered residential development portfolio as of March 31, 2011, December 31, 2010 and March 31, 2010:

Table 1- Non-covered residential development loan trends by region
(Dollars in thousands)					Non-
				% change	performing	Performing
	Balance	Balance	Balance	from	loans	Loans
	3/31/10	12/31/10	3/31/11	3/31/10	3/31/11	3/31/11
Northwest Oregon	$81,409	$64,263	$59,862	(26)%	$13,871	$45,991
Central Oregon	4,962	3,629	2,035	(59)%	--	2,035
Southern Oregon	17,149	6,256	4,607	(73)%	829	3,778
Washington	8,462	9,308	9,766	15%	3,033	6,733
Greater Sacramento	67,676	49,329	41,537	(39)%	8,073	33,464
Northern California	22,140	15,028	14,207	(36)%	7,954	6,253
Total	$201,798	$147,813	$132,014	(35)%	$33,760	$98,254
% of total non-covered loan portfolio	3%	3%	2%			2%

Quarter change $	$(24,011)	$(12,572)	$(15,799)
Quarter change %	(11)%	(8)%	(11)%

The following is a stratification by size and region of the remaining non-covered performing residential development loans as of March 31, 2011:

Table 2 – Non-covered residential development loan stratification by size and by region
(Dollars in thousands)
		$250k	$1 million	$3 million	$5 million	$10 million
	$250k	to	to	to	to	and
	and less	$1 million	$3 million	$5 million	$10 million	Greater	Total
Northwest Oregon	$1,889	$4,549	$8,742	$10,277	$6,160	$14,374	$45,991
Central Oregon	379	1,656	--	--	--	--	2,035
Southern Oregon	833	1,845	1,100	--	--	--	3,778
Washington	1,110	339	5,284	--	--	--	6,733
Greater Sacramento	3,379	3,114	3,661	--	11,455	11,855	33,464
Northern California	1,083	1,026	4,144	--	--	--	6,253
Total	$8,673	$12,529	$22,931	$10,277	$17,615	$26,229	$98,254
% of Total	9%	13%	23%	10%	18%	27%	100%

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

The following is a distribution of non-covered, non-performing assets by type and by region as of March 31, 2011:

Table 3 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$13,871	$--	$829	$3,033	$8,073	$7,954	$33,760
Commercial construction	10,061	--	472	--	9,039	109	19,681
Commercial real estate	31,265	2,341	--	2,074	9,379	10,054	55,113
Commercial	8,021	2,488	369	4,176	7,251	5,266	27,571
Other	--	--	--	--	--	--	--
Total	$63,218	$4,829	$1,670	$9,283	$33,742	$23,383	$136,125

Loans 90 days past due:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Other	4,776	--	--	300	1,251	--	6,327
Total	$4,776	$--	$--	$300	$1,251	$--	$6,327

Total non-performing loans	$67,994	$4,829	$1,670	$9,583	$34,993	$23,383	$142,452

Other real estate owned:
Residential development	$590	$1,934	$2,094	$83	$174	$1,064	$5,939
Commercial construction	4,590	539	--	313	3,991	--	9,433
Commercial real estate	5,826	837	2,063	--	2,523	5,316	16,565
Commercial	--	359	282	968	--	44	1,653
Other	922	--	--	--	--	--	922
Total	$11,928	$3,669	$4,439	$1,364	$6,688	$6,424	$34,512

Total non-performing assets	$79,922	$8,498	$6,109	$10,947	$41,681	$29,807	$176,964
% of total	45%	5%	3%	6%	24%	17%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of March 31, 2011, the non-performing assets of $177.0 million have been written down by 41%, or $121.1 million, from their current par balance of $298.1 million.

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of March 31, 2011:

Table 4 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$3,285	$--	$156	$--	$6,736	$--	$10,177
Commercial construction	2,627	--	165	--	2,742	--	5,534
Commercial real estate	12,308	--	323	--	8,068	12,065	32,764
Commercial	1,952	448	371	5,995	2,113	5,564	16,443
Other	5,222	--	--	6	519	--	5,747
Total	$25,394	$448	$1,015	$6,001	$20,178	$17,629	$70,665

Umpqua Holdings Corporation Announces First Quarter Results

April 21, 2011

Table 5 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	% Change	% Change
Loans 30-89 days past due:
Residential development	$10,177	$640	$13,583	1490%	(25)%
Commercial construction	5,534	8,898	4,861	(38)%	14%
Commercial real estate	32,764	22,924	21,672	43%	51%
Commercial	16,443	9,422	8,306	75%	98%
Other	5,747	6,333	5,525	(9)%	4%
Total	$70,665	$48,217	$53,947	47%	31%

The following is a distribution of non-covered restructured loans by loan type by region as of March 31, 2011:

Table 6 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$14,895	$--	$--	$5,284	$21,718	$--	$41,897
Commercial construction	--	--	--	--	5,468	--	5,468
Commercial real estate	--	--	3,888	--	11,336	3,536	18,760
Commercial	--	--	--	--	--	1,196	1,196
Other	178	--	--	--	--	--	178
Total	$15,073	$--	$3,888	$5,284	$38,522	$4,732	$67,499